UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2010

CRESCENT BANKING COMPANY

(Exact name of registrant as specified in its charter)

Georgia	0-20251	58-1968323
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Caring Way, Jasper, Georgia		30143
(Address of principal executive offices)		(Zip Code)

(678) 454-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

Please refer to the disclosures set forth in Item 1.03 of this Current Report on Form 8-K (this “Report”).

Item 1.03.	Bankruptcy or Receivership.

On July 23, 2010, the Georgia Department of Banking and Finance (the “Georgia Department”) closed Crescent Bank and Trust Company (“Crescent Bank”), the wholly owned commercial banking subsidiary of Crescent Banking Company (the “Company”), and the Federal Deposit Insurance Corporation (the “FDIC”) was named as the receiver of Crescent Bank. The Company’s principal asset is the common stock that it owns in Crescent Bank, and, as a result of the closure of Crescent Bank, the Company has very limited remaining tangible assets. As the owner of all of the capital stock of Crescent Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of Crescent Bank or its assets by the FDIC. However, at this time, the Company is unable to provide any assurance that any recovery will be realized by the Company or the timing of any such recovery.

In connection with the closure of Crescent Bank, the FDIC issued a press release, dated July 23, 2010, announcing the following:

•

The FDIC entered into a purchase and assumption agreement with Renasant Bank of Tupelo, Mississippi (“Renasant”), pursuant to which Renasant assumed all of the deposits of Crescent Bank. Accordingly, all depositors of Crescent Bank, including those with deposits in excess of the FDIC’s insurance limits, will automatically become depositors of Renasant for the full amount of their deposits, and they will continue to have uninterrupted access to their deposits. Depositors will continue to be insured by the FDIC, so there is no need for customers to change their banking relationship to retain their deposit insurance.

•

Crescent Bank’s eleven branches reopened under normal business hours on Saturday, July 24, 2010, as branches of Renasant. However, for a period of time, customers of Crescent Bank should continue to use Crescent Bank’s office locations until Renasant can fully integrate the deposit records of Crescent Bank.

•

In addition to assuming all of the deposits of Crescent Bank, Renasant purchased essentially all of Crescent Bank’s assets, which totaled approximately $1.01 billion as of March 31, 2010, and entered into a loss-share transaction with the FDIC with respect to approximately $617.4 million of Crescent Bank’s assets.

•

Customers who have questions about the foregoing matters, or who would like more information about the closure of Crescent Bank, can visit the FDIC’s website located at http://www.fdic.gov/bank/individual/failed/crescentga.html, or call the FDIC toll-free at 1-800-523-8177.

A complete copy of the FDIC’s press release can be found on the Internet at http://www.fdic.gov/news/news/press/2010/pr10164.html. To date, except as described above, no other entity or newly chartered bank has been involved in the process of closing and unwinding Crescent Bank. The management teams of the Company and Crescent Bank have been working closely with the Georgia Department, the FDIC and Renasant to make the transition as smooth as possible for Crescent Bank’s customers.

In connection with the receivership of Crescent Bank, both the Company and Crescent Bank expect to receive notices from substantially all of the counterparties (including, without limitation, lenders) to the Company’s and/or Crescent Bank’s material agreements of alleged events of default under those agreements, and of those counterparties’ intentions to terminate those agreements or accelerate the Company’s and/or Crescent Bank’s performance of those agreements. The Company and/or Crescent Bank may dispute certain of those notices. However, in the event of a default by the Company and/or Crescent Bank under one or more of those material agreements, or in the event of the termination of one or more of the material agreements, the Company’s and/or Crescent Bank’s financial and other obligations under such agreements may be accelerated. The Company and/or Crescent Bank may be subject to penalties under those agreements and also may suffer cross-default claims from counterparties under the Company’s and/or Crescent Bank’s other agreements.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Please refer to the disclosures set forth in Item 1.03 of this Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT BANKING COMPANY

By:	/S/ J. DONALD BOGGUS, JR.
J. Donald Boggus, Jr.
President and Chief Executive Officer

Date: July 26, 2010